Exhibit 11.2

Semilux International Ltd.

Code of Business Conduct and Ethics

(Effective as of February 16, 2024)

A.	PURPOSE

The board of directors of Semilux International Ltd. (together with its subsidiaries, the “Company”) has adopted this Code of Business Conduct and Ethics (this “Code”) in order to deter wrongdoing and to promote:

1.	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

2.	compliance with applicable laws, rules and regulations including;

3.	the prompt internal reporting of violations of this Code as set forth in this Code;

4.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

5.	ensure accountability for adherence to the Code.

This Code applies to all directors, officers and employees (who, unless otherwise specified, will be referred to jointly as “employees”) of the Company, as well as the Company’s contractors, consultants and agents.

This Code is intended to serve as a guide, and the Company expects employees to use good judgment and adhere to the high ethical standards to which the Company is committed.

For purposes of this Code, the Company’s Chief Financial Officer serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Code.

Employees are expected to read the policies set forth in this Code and ensure that they understand and comply with them. The Compliance Officer is responsible for applying these policies to specific situations in which questions may arise and has the authority to interpret these policies in any particular situation. You should direct any questions about this Code or the appropriate course of conduct in a particular situation to your manager, the Compliance Officer or Human Resources, who may consult with the Company’s outside legal counsel or the Company’s board of directors (the “Board”), as appropriate.

You should read this Code in conjunction with other policies applicable to employees.

B.	FINANCIAL REPORTS AND OTHER RECORDS –DISCLOSURE

Employees are responsible for the accurate and complete reporting of financial information within their respective areas and for the timely notification to senior management of financial and non-financial information that may be material to the Company to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with government agencies or releases to the general public.

Each employee involved in the Company’s disclosure process must familiarize themselves with the disclosure requirements applicable to the Company and the business and financial operations of the Company, and must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

Employees must maintain all of the Company’s books, records, accounts and financial statements in reasonable detail, and reflect the matters to which they relate accurately, fairly and completely. Furthermore, employees must ensure that all books, records, accounts and financial statements conform both to applicable legal requirements and to the Company’s system of internal controls. Employees must carefully and properly account for all assets of the Company. Employees may not establish any undisclosed or unrecorded account or fund for any purpose. Employees shall not make any false or misleading entries in the Company’s books or records for any reason, or disburse any corporate funds or other corporate property without adequate supporting documentation and authorization. Employees shall not misclassify transactions related to accounts, business units or accounting periods. Each employee bears responsibility for ensuring that they are not party to a false or misleading accounting entry.

C.	CONFLICTS OF INTEREST

You must act and behave in the Company’s best interests and not based on personal relationships or benefits. You should avoid situations where your personal activities and relationships conflict, or appear to conflict, with the Company’s interests. Examples of conflicts of interest may include but are not limited to the following: transactions with family members, interests in other businesses, gifts or gratuities and personal use of Company assets.

Evaluating whether a conflict of interest exists can be difficult and may involve a number of considerations. Employees should seek guidance from their manager, the Compliance Officer or Human Resources when they have any questions or concerns about the existence of a potential conflict of interest.

If an employee is aware of an actual or potential conflict of interest where their interests may conflict with the Company’s interests, or is concerned that a conflict might develop, they should discuss with their manager, the Compliance Officer or Human Resources and then obtain approval from the Compliance Officer before engaging in that activity or accepting something of value.

D.	CORPORATE OPPORTUNITIES

Except as otherwise set forth in the Company’s certificate of incorporation and bylaws, employees owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Employees are prohibited from taking or directing to a third party to take, a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. Employees are further prohibited from competing with the Company directly or indirectly during the course of their employment with the Company and as otherwise provided in any written agreement with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Employees should discuss with their manager, the Compliance Officer or Human Resources if they have any questions or concerns about any such activities.

E.	PROTECTION OF ASSETS, CONFIDENTIALITY AND COMMUNICATIONS

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Any suspected incident of fraud or theft should be reported immediately to the employee’s manager or the Compliance Officer for investigation.

In carrying out the Company’s business, employees may learn confidential or proprietary information about the Company, its customers, suppliers or business partners. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful to competitors if disclosed.

Employees must maintain the confidentiality of information about the Company and other companies entrusted to them by the Company, use the information only for permissible business purposes and in accordance with any restrictions imposed by the disclosing party, and limit dissemination of the confidential information, both inside and outside the Company, to people who need to know the information for business purposes and who are bound by similar obligations of confidentiality, unless disclosure is authorized or legally mandated.

The obligation to protect confidential information does not end when an employee leaves the Company. Any questions about whether information is confidential should be directed to the Compliance Officer.

Any employee who is contacted by a member of the financial community, the press or any other outside organization or individual, should refer them to the Chief Financial Officer. Any questions on overall business trends, business in different geographies, pricing, suppliers, new products or technologies, lawsuits or disputes or any other aspects of the Company’s business should be referred to the Chief Financial Officer.

F.	FAIR DEALING

The Company does not seek competitive advantages through illegal or unethical business practices. Each employee should endeavor to deal fairly with the Company’s customers, service providers, suppliers, agents, franchisees, competitors, business partners and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice. or engage in business dealings with the customers, service providers, suppliers, agents, franchisees, competitors and business partners that have been engaged in illegal or unethical business practices. Unless approved by the Chief Executive Officer or Chief Financial Officer, agreements to be entered into with the customers, service providers, suppliers, agents, franchisees, competitors and business partners shall contain (i) the provisions that the Company will be entitled to revoke or terminate the agreements with an immediate effect should the Company discover or become aware of any illegal or unethical business practices taken by the counterpart or directors, officers or employees of the counterparty; and (ii) clear and reasonable payment terms, including without limitation the place and method of the payment and applicable tax rules.

G.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

All employees must respect and obey all laws when carrying out responsibilities on behalf of the Company and refrain from illegal conduct.

Employees have an obligation to be knowledgeable about specific laws, rules and regulations that apply to their areas of responsibility. If a law conflicts with a policy in this Code, employees must comply with the law.

Any questions as to the applicability of any law should be directed to the Compliance Officer. The following is a brief summary of certain topics about which employees should be aware:

1.	Antitrust. Antitrust laws (or, as they are known in most of the world, “competition” laws) are designed to foster competitive markets and prohibit activities that unreasonably restrain trade. In general, actions taken in combination with another company that unreasonably reduce competition may violate antitrust laws. Certain types of agreements with competitors (including, but not limited to, agreements on prices and output) are always illegal and may result in criminal penalties such as prison terms for the individuals involved and large fines for the corporations involved. In addition, unilateral actions by a company with market power in the sale or purchase of a particular good or service may violate antitrust laws if those actions unfairly exclude competition. As a result of the numerous antitrust laws and enforcement regimes in various jurisdictions inside and outside the United States, at times it is possible that certain actions may simultaneously violate some jurisdictions’ antitrust laws while not violating other jurisdictions’ antitrust laws.

The Company is dedicated to complying with the numerous laws that govern competition. Any activity that undermines this commitment is unacceptable. The laws governing this area are complex, and employees should reach out to the Compliance Officer before taking any action that may implicate these laws whenever appropriate.

2.	Health, Safety and Environment. The Company works to conduct its business activities and operations in a manner that promotes protection of people and the environment to the extent practicable. Employees are responsible for complying with all applicable laws, rules and regulations governing health, safety and the environment.

3.	Fair Employment Practices. The Company strives to maintain a work environment in which all individuals are treated with respect and dignity. Every individual has the right to work in a professional atmosphere that promotes equal employment opportunities and where discriminatory practices, including harassment, are prohibited.

The Company requires each employee to treat all colleagues in a respectful manner and to forge working relationships that are uniformly free of bias, prejudice and harassment. The Company prohibits discrimination against or harassment of any team member on the basis of race, religion or religious creed (including religious dress and grooming practices), color, ethnic or national origin, sex (including pregnancy, childbirth, breastfeeding or related medical conditions), nationality, national origin, ancestry, immigration status or citizenship, age, physical or mental disability, medical condition (including genetic information or characteristics, or those of a family member), military service or veteran status, marital status or family care status, sexual orientation, family medical leave, gender (including gender identity, gender expression, transgender status or sexual stereotypes), political views or activity, status as a victim of domestic violence, sexual assault or stalking, or any other basis or classification protected by applicable federal, state or local law. Any employee who is found to have discriminated against another employee is subject to discipline up to and including termination.

No individual will suffer any reprisals or retaliation for making complaints or reporting any incidents of discrimination or perceived discrimination, or for participating in any investigation of incidents of discrimination or perceived discrimination.

4.	Foreign Corrupt Practices and Anti-Bribery Laws. The Company has a “zero tolerance” policy and strictly prohibits all forms of bribery and corruption, regardless of whether they involve a public official or a private person. Bribery and corruption are antithetical to the Company’s commitment to operating with the utmost integrity and transparency and are also prohibited under the laws of most countries around the world, including pursuant to laws such as the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010. Additionally, no form of facilitating payments shall be made, offered or promised by the Company or any employees of the Company. Employees should seek guidance from the Compliance Officer when they have any questions.

5.	Insider Trading. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material non-public information about that company. Because employees will have knowledge of specific confidential information that is not disclosed outside the Company, which will constitute material nonpublic information, trading in the Company’s securities or in the securities of those companies with which the Company does business by employees or persons employees provide material nonpublic information to, could constitute insider trading in violation of applicable law. It is an employee’s responsibility to comply with these laws and not to share material nonpublic information.

6.	Relationship Policy. Conflicts of interest can arise based on the activities of third parties’ personal relationships (e.g., domestic partners, dating relationships, etc.). An actual or potential conflict of interest occurs when an individual is in a position to influence a decision that may result in a personal gain for that individual as a result of business dealings with the Company (e.g., a personal relationship with a subordinate employee or vendor). In addition, personal or romantic involvement with a competitor, supplier or subordinate employee of the Company creates an actual or potential conflict of interest.

An employee that is involved in any of the types of relationships or situations described in this policy should immediately and fully disclose the relevant circumstances to their manager or Human Resources for guidance about whether a potential or actual conflict exists. When necessary, the Company will take appropriate action according to the circumstances. In cases where there is an actual or potential conflict because of the relationship between employees or others engaged in business dealings with the Company, even if there is no line of authority or reporting involved, the individual(s) may, at the Company’s sole discretion, be separated by reassignment or terminated from employment. Failure to comply with this policy may result in disciplinary action, up to and including termination.

7.	Policy Concerning Employment of Relatives. The Company may hire relatives of employees where there are no potential problems of supervision, morale or potential conflicts of interest. Employees who marry or become related will be permitted to continue to work as long as there are no substantial conflicts. Reasonable accommodations will be made when possible in the event a conflict arises. For the purpose of this policy, a relative is any person who is related by blood or marriage or whose relationship with the employee is similar to that of persons who are related by blood or marriage. An employee should immediately and fully disclose the relevant circumstances to Human Resources for guidance about whether a potential or actual conflict exists.

8.	Anti-Money Laundering. The Company is committed to complying fully with all anti-money laundering laws. Money laundering generally involves conducting a transaction to conceal the illegal origins of funds or to facilitate illegal activity. The Company aims to conduct business only with reputable customers involved in legitimate business activities using funds derived from legitimate sources. Employees should avoid engaging in any transaction that is structured in any way that could be viewed as concealing illegal conduct or the tainted nature of the proceeds or assets at issue in the transaction.

9.	Economic Sanctions Compliance and Export Controls. The Company requires compliance with laws and regulations governing international trade in the countries where the Company conducts its business. Many countries maintain controls on the export of hardware, software and technology, as well as sanctions against countries and certain identified individuals or entities that these governments consider a threat to global peace and security. These controls include:

a.	restrictions on the export and reexport of products, services, software, information or technology that can occur via physical shipments, carrying by hand, electronic transmissions (e.g., emails, distribution of source code and software) and verbal communications;

b.	sanctions and embargoes that restrict activities including exports, monetary payments, travel and the provision of services to certain individuals and entities (including individuals and entities included in, and owned or controlled by an individual or entity included in, the List of Specially Designated Nationals & Blocked Persons, the Sectoral Sanctions Identifications (SSI) List or Foreign Sanctions Evaders List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any other applicable list of sanctioned, embargoed, blocked, criminal or debarred persons maintained by any U.S. or non-U.S. government, the European Union, Interpol, the United Nations, the World Bank or any other public international organization relevant to Company business), and certain countries;

c.	restrictions on cooperating with international boycotts (i.e., laws that prohibit business activity with a country, its nationals or targeted companies) that are not approved under local law; and

d.	imports of products that are subject to the importing country’s customs laws and regulations, which apply regardless of the mode of transportation, including courier shipments and carrying by hand.

Employees must comply with all applicable trade controls and must not cause the Company to be in violation of those laws. If an employee becomes aware of any information suggesting that the Company has or may in the future engage in a transaction that could violate applicable economic sanctions, they should report this information to the Compliance Officer immediately. In addition, please consult the Compliance Officer in relation to any proposed export of Company products or services.

10.	Keeping the Audit Committee Informed. The Audit Committee plays an important role in ensuring the integrity of the Company’s public reports. If an employee believes that questionable accounting or auditing conduct or practices have occurred or are occurring, they should notify the Audit Committee of the Board of Directors. In particular, any employee should promptly bring to the attention of the Audit Committee any information of which they may become aware concerning:

a.	the accuracy of material disclosures made by the Company in its public filings;

b.	material weaknesses or significant deficiencies in internal controls over financial reporting;

c.	any evidence of fraud that involves an employee who has a significant role in the Company’s financial reporting, disclosures or internal controls or procedures; or

d.	any evidence of a material violation of the policies in this Code regarding financial reporting.

11.	Maintaining and Managing Records. The Company is required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Records include all recorded information, regardless of medium or characteristics. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, agents, contractors and the Company.

Additionally, please note that all Company issued devices, computers, hardware, cell phones, media, documents, records and information are the property of the Company. As such, the Company requires employees to cooperate with any request made by the Compliance Officer to preserve or produce any documents, records, information, devices, computers, hardware, cell phones or other media. Employees should consult with the Compliance Officer regarding the retention of records in the case of an actual or threatened litigation or government investigation. The Compliance Officer will notify employees if a legal hold is placed on records for which employees are responsible. A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Compliance Officer determines and identifies what types of records or documents are required to be placed under a legal hold. If a legal hold is placed on records for which employees are responsible, employees must preserve and protect the necessary records in accordance with instructions from the Compliance Officer. Records or supporting documents that are subject to a legal hold must not be destroyed, altered or modified under any circumstance. A legal hold remains effective until it is officially released in writing by the Compliance Officer. If an employee is unsure whether a document has been placed under a legal hold, they should preserve and protect that document while they check with the Compliance Officer.

12.	Political Activities. The Company does not make contributions to political candidates or political parties except as permitted by applicable laws. Employees engaging in political activity will do so as private citizens and not as representatives of the Company. An employee’s personal lawful political contribution, or decision not to make a contribution, will not influence the employee’s compensation, job security or opportunities for advancement.

13.	Prevention of Products or Service from Damaging Consumers. The Company will collect and familiarize itself with the relevant laws and regulations as well as international standards that the Company shall comply with in the provision of its products and services and make necessary announcements and internal training. The Company and its employees will ensure the information transparency and product safety in the course of research, development, procurement, manufacturing, sales and provision of the Company’s products and services. The Company will endeavor to protect the rights and interests of consumers and to prevent its products and services from directly or indirectly damaging the rights, health and safety of consumers or others.

If, according to media reports or other known facts, it is reasonably believed that the Company’s products and services may cause harm to the safety and health of consumers or others, the Company shall forthwith cause the responsible departments to perform necessary investigation and verification, and, if verified, recall or suspend the affected products or services in accordance with the applicable laws and regulations, and propose an improvement plan. The Compliance Officer shall summarize the case information, corrective measures and improvement plan and brief to the Board.

H.	COMPLIANCE AND REPORTING

1.	Seeking Guidance. Employees are encouraged to seek guidance from their manager, the Compliance Officer or Human Resources when in doubt about the best course of action to take in a particular situation. In most instances, questions regarding this Code should be brought to the attention of the Compliance Officer.

2.	Reporting Violations. If an employee knows of or suspects a violation of this Code, or of applicable laws and regulations (including complaints or concerns about accounting, internal accounting controls or auditing matters), or an employee has concerns about a situation that they believe does not reflect the Company’s culture and values, the employee must report it immediately to their manager, the Compliance Officer or Human Resources. An employee may also report concerns anonymously to the Whistleblowing and Grievance Channel.

All reports will be kept confidential, to the extent practical, except where disclosure is required to investigate a report or mandated by law. The Company does not permit reprisals or retaliation of any kind for good faith reports of violations or possible violations.

3.	Investigations. Reported violations will be promptly and thoroughly investigated. As a general matter, the Board will oversee investigations of potential violations by directors or executive officers, and the Compliance Officer will oversee investigations of potential violations by other employees. However, it is imperative that the person reporting the violation not conduct an investigation on their own. Employees are expected to cooperate fully with any appropriately authorized investigation, whether internal or external, into reported violations. Employees should never withhold, tamper with or fail to communicate relevant information in connection with an appropriately authorized investigation.

In addition, employees are expected to maintain and safeguard the confidentiality of an investigation to the extent possible, except as otherwise provided below or by applicable law. Making false statements to or otherwise misleading internal or external auditors, investigators, legal counsel, Company representatives, regulators or other governmental entities may be grounds for immediate termination of employment or other relationship with the Company and also be a criminal act that can result in severe penalties.

4.	Sanctions. Employees who violate this Code may be subject to disciplinary action, up to and including termination of employment. Moreover, employees who direct or approve of any conduct in violation of this Code, or who have knowledge of such conduct but do not immediately report it may also be subject to disciplinary action, up to and including termination of employment. A director who violates this Code or directs or approves conduct in violation of this Code shall be subject to action as determined by the Board.

Furthermore, violations of some provisions of this Code are illegal and may subject employees to civil and criminal liability.

5.	Disclosure. Nothing in this Code limits or prohibits employees from engaging for a lawful purpose in any “Protected Activity.” “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating or participating, with any state, federal or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission and the National Labor Relations Board. Notwithstanding any other policies in this Code (or elsewhere), employees are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are employees obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, employees must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications; any such disclosure, without the Company’s written consent, violates Company policy.

I.	WAIVERS OF THIS CODE

Any amendment or waiver of any provision of this Code must be approved in writing by the Board or, if appropriate, its delegate(s), and promptly disclosed pursuant to applicable laws and regulations. Any waiver or modification of this Code for the principal executive officer, principal financial officer, principal accounting officer, controller, or any other persons performing similar functions in the Company will be promptly disclosed to stockholders if and as required by applicable law or the rules of the stock exchange on which the securities of the Company are listed.

J.	AMENDMENT

The Company reserves the right to amend this Code at any time, for any reason, subject to applicable laws, rules and regulations.

K.	ACKNOWLEDGMENT

All new employees must sign an acknowledgment form confirming that they have read this Code and that they understand and agree to comply with its provisions. Signed acknowledgment forms will be kept in employee personnel files. Failure to read this Code or to sign an acknowledgment form does not excuse any person from the terms of this Code.

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

To be signed and returned to the Chief Compliance Officer.

I, _______________________, acknowledge that I have received and read a copy of the Semilux International Ltd. Code of Business Conduct and Ethics. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Chief Compliance Officer if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

[NAME]

[PRINTED NAME]

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